Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement No. 333-275243 on Form S-1 of our report dated May 15, 2023 (June 28, 2023 as to the effects of the membership unit recapitalization described in Note 18), relating to the financial statements of Falcon’s Beyond Global, LLC. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Tampa, Florida

November 29, 2023